Northland Cranberries, Inc.
                       Third Amendment to Credit Agreement


   Harris Trust and Savings Bank
   111 West Monroe Street
   Chicago, Illinois  60690
   Ladies and Gentlemen:

        Reference is hereby made to that certain Credit Agreement dated as of August 31, 1994, as heretofore amended (the "Credit Agreement"), between Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

        The Company has requested that the Bank increase the amount of the Revolving Credit and make certain other amendments to the Credit Agreement, and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

   1.   Amendments.

        Upon the satisfaction of the conditions precedent set forth in
   Section 2 of this Amendment, the Credit Agreement shall be and hereby is amended as follows:

        (a) Section 1.1(a) of the Credit Agreement shall be amended by striking the amount "$21,000,000" appearing therein and substituting therefor the amount "$45,000,000".

        (b) The last sentence of Section 1.2(b) of the Credit Agreement shall be amended in its entirety to read as follows:

        "The Term Credit Note Two shall be expressed to mature in eight
        (8) semi-annual installments of principal, commencing on November 30, 1996 and continuing on the last day of each May and November occurring thereafter to and including May 31, 2000, with the first seven (7) installments to be in the amount of $286,000 and with the final installment to be in the amount of $1,998,000."

        (c) Section 1.3(a) of the Credit Agreement shall be amended in its entirety to read as follows:

             "Section 1.3. The Acquisition Credit. (a) Subject to all of the terms and conditions hereof, the Bank agrees to extend an Acquisition Credit to the Company which may be availed of by the Company in its discretion from time to time, be repaid and used again, during the period from the date hereof to and including the Acquisition Credit Termination Date. The Acquisition Credit may be utilized by the Company in the form of loans (individually an "Acquisition Loan" and collectively the "Acquisition Loans"), provided that the aggregate amount of the Acquisition Loans outstanding at any one time shall not exceed $10,000,000 (the "Acquisition Credit Commitment"). Notwithstanding any provision of this Agreement to the contrary, each Acquisition Loan shall mature on the earlier of the date that is one year after the date such Acquisition Loan is made or September 1, 1999."

        (d) Section 3.1(b) of the Credit Agreement shall be amended by striking the phrase "1/4 of 1% per annum" appearing therein and substituting therefor the phrase "1/8 of 1% per annum".

        (e) Section 4 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "Section 4.  The Collateral.

             The Revolving Credit Note, the Term Notes, the Acquisition Credit Note and the other obligations of the Company hereunder relating thereto shall be secured by (i) a valid and perfected first priority liens on certain crops of the Company pursuant to the terms of the Security Agreement Re: Crops, (ii) valid and perfected first priority liens on the fixtures and real property of the Company located in Juneau County, Wisconsin, consisting of approximately 1,236.8 acres acquired by the Company from the Yellow River Cranberry Company (the "Yellow River Marsh"), (iii) valid and perfected first priority liens on the fixtures and real property of the Company located in Price County, Wisconsin, consisting of approximately 2,460 acres (the "Fifield Marsh"),
        (iv) certain machinery and equipment of the Company located in Wisconsin Rapids, Wisconsin pursuant to the terms of the Security Agreement Re: Equipment, (v) valid and perfected first priority liens on the fixtures and real property of the Company located in Hanson, Massachusetts, consisting of approximately 1,904 acres acquired by the Company from United Cape Cod Limited Partnership (the "Hanson Marsh"), (vi) valid and perfected first priority liens on the fixtures and real property of the Company located in Wood County, Wisconsin consisting of approximately 106 acres acquired from Lloyd A. Wolfe and Jeanne M. Wolfe (the "Wolfe Marsh"), (vii) valid and perfected first priority liens on the fixtures and real property of the Company located in the Town of Armenia, Juneau County, Wisconsin, consisting of approximately 469 acres acquired from the Yellow River Cranberry Company (the "F Marsh") and (viii) valid and perfected first priority liens on the fixtures and real properties of the Gordon, Nekoosa and a portion of the Biron divisions of the Company located in Wood and Douglas Counties, Wisconsin.

             The Company agrees that it will from time to time at the request of the Bank execute and deliver such documents and do such acts and things as the Bank may reasonably request in order to provide for or perfect such liens.

             Notwithstanding anything herein to the contrary, (i) if the Company reduces that amount of the Revolving Credit Commitment to $25,000,000 pursuant to the terms of Section 3.5 hereof and no Default or Event of Default then exists, the Bank shall execute and deliver to the Company such releases and satisfactions of mortgage as shall be necessary so that the Yellow River Marsh and the Fifield Marsh are no longer subject to any lien in favor of the Bank, (ii) if, after November 4, 1996, the Company either incurs long-term indebtedness or sells equity securities issued by it, in each case, the net proceeds of which are used to satisfy all indebtedness evidenced by Term Note Three or if the Company satisfies such indebtedness out of cash flow, the Bank shall execute and deliver to the Company such releases and satisfactions of mortgage as shall be necessary so that the Hanson Marsh, the Wolfe Marsh and the F Marsh are no longer subject to any lien in favor of the Bank and
        (iii) if, after November 4, 1996, the Company (a) either incurs long-term indebtedness or sells equity securities issued by it, in each case, the net proceeds of which are used to satisfy all indebtedness evidenced by the Acquisition Credit Note or if the Company satisfies such indebtedness out of cash flow, and (b) terminates the Acquisition Credit Commitment in whole, the Bank shall execute and deliver to the Company such releases and satisfactions of mortgage as shall be necessary so that the real properties of the Gordon, Nekoosa and a portion of the Biron divisions of the Company located in Wood and Douglas Counties, Wisconsin are no longer subject to any lien in favor of the Bank. For purposes of the foregoing sentence, the phrase "long-term indebtedness" shall mean indebtedness which matures no earlier than five years after the date such indebtedness is incurred and the phrase "net proceeds", when used in conjunction with the issuance and sale of equity securities, shall mean gross proceeds less reasonable costs directly incurred and payable as a result thereof."

        (f) Section 7.4 of the Credit Agreement shall be amended by (i) deleting the period appearing after subsection (e) thereof and substituting therefor a semicolon and (ii) adding the following new subsections (f) and (g) immediately after subsection (e) as so amended:

             "(f) as soon as available, and in any event within 30 days after the close of each month, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated statement of income for the Company and its Subsidiaries for the month and the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Company in accordance with generally accepted accounting principles consistently applied and certified to by its Vice President-Finance; and

             (g) as soon as available, and in any event within 30 days prior to the end of each fiscal year of the Company, a copy of the Company's consolidated business plan and operating projections for the following fiscal year, such plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Bank."

        (g) Section 7.8 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "Section 7.8. Shareholders' Equity. The Company will at all times during the periods indicated below maintain Shareholders' Equity in an amount not less than:

                                                         Shareholder's Equity
   from and including           to and including        will not be less than

   8/31/96                           5/31/97                      $60,000,000
   6/01/97                           5/31/98                      $65,000,000
   6/01/98                    all times thereafter                $70,000,000

        (h) Section 7.9 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "Section 7.9. Fixed Charge Coverage Ratio. The Company will not, as of the last day of each fiscal quarter commencing with the fiscal quarter ending August 31, 1997, permit the ratio of:
        (a) the sum of Net Income plus the increase in Deferred Taxes shown on the Company's audited balance sheet, if any, plus Depreciation and Amortization expense, plus total Interest Expense (in each case, for the four fiscal quarters then ended), to (b) total Interest Expense (for the same four fiscal quarters then ended) plus the scheduled payments of principal on long term debt that will be payable in such period of four fiscal quarters (not including the principal amount of the Loans outstanding under this Agreement), to be less than 1.25 to 1 on the last day of each fiscal quarter."

        (i) Section 7.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "Section 7.10. Funded Debt to Shareholders' Equity Ratio;. The Company will not permit the ratio of its Funded Debt to Shareholders' Equity to exceed 2.0 to 1 at any time."

        (j) Section 7.11 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "Section 7.11. Net Income;. The Company and its Subsidiaries will not have a net loss of more than $2,000,000 for each of the first three fiscal quarters of the Company's 1997 fiscal year and will not have a net loss of more than $1,500,000 for any fiscal quarter ending thereafter."

        (k) Section 7.13(f) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "(f) indebtedness incurred to refinance Term Loan Three and/or the Acquisitions Loans made hereunder; and"

        (l) Section 7.16 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

        "Section 7.16. Distributions. The Company will not, directly or indirectly, (a) declare, make or incur any liability to pay any dividend on or make any other distribution in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) purchase, repurchase or otherwise acquire or retire any of its capital stock; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing the Company may
        (i) repurchase its capital stock provided the aggregate amount expended for such repurchases does not exceed $2,000,000, (ii) pay dividends in an amount not to exceed $0.07 per share during each of the first three fiscal quarters of the Company's 1996 fiscal year, and (iii) pay dividends in an amount not to exceed $0.08 per share during the fourth fiscal quarter of the Company's 1996 fiscal year and (iv) during each fiscal year of the Company after the 1996 fiscal year, pay dividends in an amount not to exceed 50% of the Company's Net Income for the fiscal year immediately preceding the fiscal year in which such dividend is to be paid."

        (m) Section 7.21 of the Credit Agreement shall amended and restated in its entirety to read as follows:

        "Section 7.21.  Intentionally Omitted."

        (n) The definition of the terms "Acquisition Credit Termination Date" and "Termination Date" appearing in Section 9 of the Credit Agreement shall each be amended in their entirety to read, respectively, as follows:

        ""Acquisition Credit Termination Date" shall mean September 1, 1999, any later date to which such date may be extended from time to time pursuant to Section 1.3(b) hereof, or such earlier date on which the Acquisition Credit Commitment is terminated in whole pursuant to Sections 3.5, 8.2 or 8.3 hereof.

        "Revolving Credit Termination Date" shall mean September 1, 1999, any later date to which such date may be extended from time to time pursuant to Section 1.1(b) hereof, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Sections 3.5, 8.2 or 8.3 hereof."

        (o) The definition of the term "Applicable LIBOR Rate Margin" appearing in Section 9 of the Credit Agreement shall be amended in its entirety to read as follows:

        ""Applicable LIBOR Rate Margin" shall mean (a) with respect to the Revolving Credit Loans and the Revolving Credit Note, 1.25% per annum on the first $25,000,000 of principal amount outstanding under the Revolving Credit and 2.00% on any principal amount in excess of $25,000,000 outstanding under the Revolving Credit, (b) with respect to the Acquisition Loans, Term Loan One, Term Loan Two, the Acquisition Credit Note, Term Credit Note One and Term Credit Note Two, 2% per annum, and (c) with respect to Term Loan Three and Term Credit Note Three, 2.5% per annum."

        (p) Exhibit A-1 to the Credit Agreement and the Revolving Credit Note shall each be amended by (i) replacing the amount "$21,000,000" appearing in the upper left corner thereof with the amount "$45,000,000" and (ii) replacing the phrase "Twenty-One Million Dollars ($21,000,000)" appearing in the first paragraph thereof with the phrase "Forty-Five Million Dollars ($45,000,000)".

        (q) The first paragraph of Exhibit B-2 to the Credit Agreement and of the Term Credit Note Two shall each be amended in their entirety to read as follows:

        "For value received, the undersigned, Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of Four Million Dollars ($4,000,000), in eight (8) consecutive semi-annual installments, commencing on November 30, 1996 and continuing on the last day of each November and May occurring thereafter to and including May 31, 2000, with the first seven (7) such installments to each be in the amount of $286,000 and the final such installment to be in the amount of $1,998,000."

        (r)  The Bank shall type the following legend on Revolving Credit
   Note:

        "This Note has been amended by a Third Amendment to Credit Agreement dated as of November 4, 1996 between the Company and the Bank, including a change in the principal amount hereof, to which Amendment reference is hereby made for a statement of the terms thereof."

        (s)  The Bank shall type the following legend on Term Credit Note
   Two:

        "This Note has been amended by a Third Amendment to Credit Agreement dated as of November 4, 1996 between the Company and the Bank, including a change in the amortization hereof, to which Amendment reference is hereby made for a statement of the terms thereof."

   2.   CONDITIONS PRECEDENT.

        The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

        (a) The Company and the Bank shall have executed and delivered this Amendment.

        (b) The Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

             (i) supplements to the existing Collateral Documents to confirm and assure that the same secure the various obligations of the Company under the Credit Agreement as amended hereby;

             (ii) endorsements (or binding commitments therefor) to each existing policy of title insurance insuring the liens of those existing Collateral Documents creating liens on real property to confirm that such policy insures that such Collateral Documents, as supplemented and contemplated by this Amendment, secure the various obligations of the Company under the Credit Agreement as amended hereby

             (iii) a Mortgage and Security Agreement with Assignment of Rents from the Company covering the Fifield Marsh and a Mortgage and Security Agreement with Assignment of Rents from the Company covering the F Marsh (the "New Wisconsin Mortgages");

             (iv) such financing statements relating to the New Wisconsin Mortgages as the Bank may require;

             (v) a mortgagee's policy of title insurance (or a binding commitment therefor) in the amount of $12,000,000, with a waiver of coinsurance insuring the liens of the New Wisconsin Mortgages to be a valid first liens subject to no defects or objections which are unacceptable to the Bank, together with such direct access reinsurance agreements and endorsements (including without limitation a revolving credit endorsement and doing business, usury and zoning endorsements) as the Bank may require;

             (vi) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment and the other instruments and documents contemplated hereby to the extent the Bank or its counsel may reasonably request.

        (c) The Bank shall have received from the Company a non-refundable closing fee in an amount agreed to by the Bank and the Company.

        (d) Legal matters incident to the execution and delivery of this Amendment and the other instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Bank and its counsel.

        In the event that all of the foregoing conditions are satisfied except for condition (b)(ii) with respect to the Hanson Marsh, then in that event, this Amendment shall become effective but the Company shall, not later than November 30, 1996, provide to the Bank the endorsement which will satisfy such condition.

   3.   REPRESENTATIONS.

        In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that as of the date hereof, the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that the representations contained in Section 5.3 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

   4.   MISCELLANEOUS.

        (a) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

        (b) The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

        (c) This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

   Dated as of this 4th day of November, 1996.

                                                Northland Cranberries, Inc.



                                                By /s/ John Swendrowski
                                                   Its    President

        Accepted and agreed to in Chicago, Illinois as of the date and year last above written.

                                                Harris Trust and Savings Bank



                                                By /s/

                                                   Its Vice President



        Consented and agreed to as of the date and year last above written.

                                                Mercantile bank of St. Louis,
                                                National Association



                                                By /s/

                                                   Its


                                                Norwest Bank Minnesota,
                                                National Association



                                                By /s/

                                                   Its  Vice President